     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 2000
                                              REGISTRATION NO. 333-_____________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               FIFTH THIRD BANCORP
             (Exact name of registrant as specified in its charter)

            OHIO                                         31-0854434
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                   ----------
                   FIFTH THIRD CENTER, CINCINNATI, OHIO 45263
                                 (513) 579-5300
    (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                             PAUL L. REYNOLDS, ESQ.
                              FIFTH THIRD BANCORP
                               FIFTH THIRD CENTER
                             CINCINNATI, OHIO 45263
                                 (513)579-5300
                (Name, address, including Zip Code and telephone
               number, including area code, of agent for service)

                                ---------------

                          COPIES OF COMMUNICATIONS TO:
                           Richard G. Schmalzl, Esq.
                              H. Samuel Lind, Esq.
                            Graydon, Head & Ritchey
                            1900 Fifth Third Center
                               511 Walnut Street
                             Cincinnati, Ohio 45202
                             Phone: (513) 621-6464
                              Fax: (513) 651-3836

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

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TITLE OF EACH CLASS OF         AMOUNT TO BE      PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE     AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED (1)         PRICE PER UNIT(2)           OFFERING PRICE(2)                 FEE (1)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, NO PAR VALUE    56,858 SHARES              $62.91                    $3,576,936.78                   $944.31
-----------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the Prospectus which constitutes part of this Registration Statement also relates to the remaining 315,808 shares of the Registrant's common stock registered on Form S-3 (File No. 333-42379) and Form S-3 (File No. 333-80919), which registration statements are still effective. Filing fees of $5,483.66 and $663.21, respectively, were previously paid for the registration of those 315,808 shares.

(2) Estimated solely for the purpose of computing the registration fee based upon the average of the high and low prices of the common stock, no par value of Fifth Third as reported on the Nasdaq National Market on April 10, 2000, in accordance with Rule 457(c) of the General Rules and Regulations under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 14, 2000


PROSPECTUS


                               FIFTH THIRD BANCORP

                         ------------------------------

                         372,666 SHARES OF COMMON STOCK

                         ------------------------------


         The persons identified in "Selling Shareholders" on page 10 are offering to sell 372,666 shares of common stock of Fifth Third Bancorp. All offers and sales will be made as described in "Plan of Distribution" beginning on page 16.

         The sale price for these shares may vary from transaction to transaction. Any sales commissions may also vary.

         Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."

          ------------------------------------------------------------

         FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE SHARES AND RELATED MATTERS DESCRIBED IN THIS DOCUMENT, SEE "RISK FACTORS" BEGINNING ON PAGE 2.

            ---------------------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          ------------------------------------------------------------

         THE SHARES OF FIFTH THIRD COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

          ------------------------------------------------------------

         THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                The date of this prospectus is ____________, 2000

                                  RISK FACTORS

         In deciding whether or not to buy shares of Fifth Third common stock offered by this document, you should consider the following factors:

FIFTH THIRD'S FUTURE ACQUISITIONS WILL DILUTE YOUR OWNERSHIP OF FIFTH THIRD AND MAY CAUSE FIFTH THIRD TO BECOME MORE SUSCEPTIBLE TO ADVERSE ECONOMIC EVENTS.

         Future business acquisitions could be material to Fifth Third. Fifth Third may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

IF FIFTH THIRD DOES NOT ADJUST TO RAPID CHANGES IN THE FINANCIAL SERVICES INDUSTRY, ITS FINANCIAL PERFORMANCE MAY SUFFER.

         Fifth Third's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Fifth Third's ability to expand its scope of available financial services as needed to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Fifth Third's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers.

DIFFICULTIES IN COMBINING THE OPERATIONS OF ACQUIRED ENTITIES WITH FIFTH THIRD'S OWN OPERATIONS MAY PREVENT FIFTH THIRD FROM ACHIEVING THE EXPECTED BENEFITS FROM ITS ACQUISITIONS.

         Fifth Third may not be able to achieve fully the strategic objectives and operating efficiencies in all of its acquisitions. Inherent uncertainties exist in integrating the operations of an acquired company into Fifth Third. In addition, the markets and industries in which Fifth Third operates are highly competitive. Fifth Third also may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to Fifth Third not achieving the expected benefits from its acquisitions within the desired time frames, if at all.

FUTURE GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT FIFTH THIRD'S FUTURE GROWTH.

         Fifth Third and its subsidiaries are subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of the operations of Fifth Third and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors, and the deposit insurance funds. The impact of any changes to these laws may negatively impact Fifth Third's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Fifth Third, these changes could be materially adverse to Fifth Third's shareholders.

CHANGES IN INTEREST RATES COULD REDUCE FIFTH THIRD'S INCOME AND CASH FLOWS.

         Fifth Third's income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Fifth Third's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Fifth Third.

                           FORWARD-LOOKING STATEMENTS

         This document, including information incorporated by reference into this document, contains or may contain forward-looking statements that involve risks and uncertainties. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above.

                               FIFTH THIRD BANCORP

DESCRIPTION OF BUSINESS

         Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act and subject to regulation by the Federal Reserve Board. Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of ten commercial banks and one savings bank with 648 offices in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida and Arizona. Those institutions are: Fifth Third Bank; Fifth Third Bank, Central Ohio; Fifth Third Bank, Northwestern Ohio, N.A.; Fifth Third Bank, Ohio Valley; Fifth Third Bank, Western Ohio; Fifth Third Bank, Florida; Fifth Third Bank, Northern Kentucky, Inc.; Fifth Third Bank, Kentucky, Inc.; Fifth Third Bank, Indiana; and Fifth Third Bank, Southwest, F.S.B.

         At December 31, 1999, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $41.6 billion, consolidated total deposits of $26.1 billion and consolidated total shareholders' equity of approximately $4.1 billion.

         Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, data processing services, investment services and leasing activities and also provides credit life, mortgage, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Midwest Payment Systems, Inc., Fifth Third Insurance Reinsurance Company, Fifth Third Insurance Agency, Fifth Third International Company and Heartland Capital Management, Inc. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the Federal Deposit Insurance Corporation through the Bank Insurance Fund and the Savings Association Insurance Fund.

         Fifth Third, through its subsidiaries, also participates in several regional shared ATM networks, including "Money Station(R)," "Honor(R)" and "Star." These networks include approximately 6,500, 42,000 and 70,000 ATMs, respectively. All Fifth Third banking subsidiaries also participate in the "PLUS System(R)" network, which is an international ATM network with approximately 490,000 ATMs.

         Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "Description of Capital Stock."

RECENT DEVELOPMENTS

         Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings.

         Fifth Third believes it has an excellent track record in integrating acquired businesses. Since 1989, Fifth Third has completed 32 acquisitions, which have contributed to its growth. Consistent with this strategy, Fifth Third recently acquired CNB Bancshares, Inc. and Peoples Bank Corporation of Indianapolis.

         CNB BANCSHARES, INC. On October 29, 1999, Fifth Third acquired CNB Bancshares, Inc., a bank holding company based in Evansville, Indiana which owns Civitas Bank. As of September 30, 1999, CNB had total assets of $7.9 billion and total deposits of $4.9 billion. Fifth Third issued 30,370,745 shares of Fifth Third common stock to shareholders of CNB in that merger. Based on the fair market value per share of Fifth Third common stock as of October 29, 1999, the closing date of this merger, these shares had an aggregate value of approximately $2.24 billion.

         PEOPLES BANK CORPORATION OF INDIANAPOLIS. On November 19, 1999, Fifth Third acquired Peoples Bank Corporation of Indianapolis, a bank holding company based in Indianapolis, Indiana which owns Peoples Bank & Trust Company. As of September 30, 1999, Peoples had total assets of $674.5 million and total deposits of $587.3 million. Fifth Third issued 3,381,220 shares of Fifth Third common stock to shareholders of Peoples in that merger. Based on the fair market value per share of Fifth Third common stock as of November 19, 1999, these shares had an aggregate value of approximately $247.8 million.

CAPITAL REQUIREMENTS

         The Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation maintain guidelines to implement risk-based capital requirements for bank holding companies, state member banks, national banks and state non-member banks, respectively. The guidelines provide for a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets.

         Under the guidelines, banking organizations are required to have capital equivalent to 10% of assets, weighted by risk. Banking organizations must have at least 6% Tier 1 capital, which consists of core capital elements including common shareholders' equity, retained earnings and perpetual preferred stock, to risk weighted assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits. The banking regulatory authorities also require institutions to have a minimum leverage ratio (Tier 1 capital to average assets) of 5%.

         Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when the holding company may not find itself able to provide it.

         Fifth Third, and each of its subsidiary depository institutions, is in compliance with both the current leverage ratios and the final risk-based capital standards. As of December 31, 1999, Fifth Third had a leverage ratio of 10.11%, its Tier 1 risk-based capital ratio was 15.44% and its total risk-based capital ratio was 17.94%.

GENERAL REGULATION OF FIFTH THIRD BANCORP

         Fifth Third is extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

         Fifth Third is registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

         The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than 5% of the voting shares of such bank.

         The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

         The Gramm-Leach-Bliley Act, which became law on November 12, 1999, repeals provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of banks with firms "engaged principally" in specified securities activities and Section 32, which restricts officer, director, or employee interlocks between a bank and any company or person "primarily engaged" in specified securities activities. Moreover, the general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers by revising and expanding the Act framework to permit a holding company system, such as Fifth Third, to engage in a full range of financial activities through a new entity known as a financial holding company. "Financial activities" are broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the FBR, in consultation with the Secretary of the Treasury, determines to be financial in nature. These activities are incidental to such financial activities or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system in general. In sum, the Gramm-Leach-Bliley Act is intended to permit bank holding companies that qualify and elect to be treated as a financial holding company to engage in a significantly broader range of activities described above that are not so treated.

         In order to elect to become a financial holding company and engage in the new activities, a bank holding company must meet certain tests and file an election form with the FRB, which generally is acted on within thirty days. To qualify, all of a bank holding company's subsidiary banks must be well-capitalized and well-managed, as measured by regulatory guidelines. In addition, to engage in the new activities each of the bank holding company's banks must have been rated "satisfactory" or better in its most recent Federal Community Reinvestment Act evaluation. Furthermore a bank holding company that elects to be treated as a financial holding company may face significant consequences. If its banks fail to maintain the required capital and management ratings including entering into an agreement with the FRB which imposes limitations on its operations and may even require divestitures. Such possible ramifications may limit the ability of a bank subsidiary to significantly expand or acquire less than well-capitalized and well-managed institutions. Fifth Third elected to become a financial holding company.


GENERAL REGULATION OF COMMERCIAL BANKS

         The operations of the subsidiary banks of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

         National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the Federal Deposit Insurance Corporation and, as such, may be subject to regulation and examination by each agency. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, in the case of banks chartered in Michigan, by the Michigan Financial Institutions Bureau, and in the case of banks chartered in Florida, by the Florida Department of Banking and Finance.

ADDITIONAL INFORMATION

         For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated into this document by reference. See "Where You Can Find More Information."


                         EFFECT OF GOVERNMENTAL POLICIES

         The earnings of Fifth Third and its subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

         From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities that would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of Fifth Third and its subsidiaries.

                SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

         The following table sets forth certain historical financial data concerning Fifth Third for the five years ended December 31, 1999. This information is based on information contained in Fifth Third's 1999 Annual Report on Form 10-K for the fiscal year ended on December 31, 1999, which is incorporated by reference into this document and should be read in conjunction therewith. Financial data for all periods has been restated to reflect the second quarter 1998 mergers with CitFed Bancorp, Inc. and State Savings Company and the fourth quarter 1999 mergers with CNB Bancshares, Inc. and Peoples Bank Corporation of Indianapolis. These mergers were accounted for as poolings-of-interest.


                                                                       Years Ended December 31,
                                            --------------------------------------------------------------------------------
                                             1999(1)           1998(2)            1997             1996(3)            1995
                                            --------          --------          --------          --------          --------
SUMMARY OF OPERATIONS:                                         ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Interest income ..................          $  2,738          $  2,585          $  2,477          $  2,272          $  1,950
Interest expense .................             1,333             1,316             1,304             1,189             1,045
                                            --------          --------          --------          --------          --------
Net interest income ..............             1,405             1,269             1,173             1,083               905
Provision for credit losses ......               134               123               117                83                55
                                            --------          --------          --------          --------          --------
Net interest income after
provision for credit losses ......             1,271             1,146             1,056             1,000               850
Other operating income ...........               877               754               590               494               407
Operating expenses ...............             1,122             1,066               849               833               675
                                            --------          --------          --------          --------          --------
Income before income taxes .......             1,026               834               797               661               582
Applicable income taxes ..........               358               287               268               218               193
                                            --------          --------          --------          --------          --------
Net income .......................          $    688          $    547          $    529          $    443          $    389
                                            ========          ========          ========          ========          ========
COMMON SHARE DATA:
Earnings per share ...............          $   2.18          $   1.81          $   1.78          $   1.48          $   1.36
Diluted earnings per share .......              2.15              1.78              1.75              1.45              1.32
Cash dividends declared per
   share .........................               .88              0.71               .56-8/9           .48-8/9           .42-2/3
Book value at period end .........             13.20             12.56             11.28             10.35              9.15
Average shares outstanding
   (000's) .......................           306,119           301,335           297,864           299,175           285,501
Average diluted shares
   outstanding (000's) ...........           314,570           308,752           302,827           305,761           295,252

----------------------------
(1) Provision for credit losses and operating expenses for 1999 include $26.3 million and $82.1 million of merger-related charges ($83.8 million after tax, or $.27 per share). For comparability, excluding the impact of these merger-related charges, net income, earnings per share and diluted earnings per share would have been $752 million, $2.45 and $2.41, respectively.

(2) Provision for credit losses and operating expenses for 1998 include $16.7 million and $121.3 million of merger-related charges ($98.7 million after tax, or $.32 per share). For comparability, excluding the impact of these merger-related charges, net income, earnings per share and diluted earnings per share would have been $645 million, $2.13 and $2.10, respectively.

(3) Operating expenses for 1996 include the special Savings Association Insurance Fund assessment of $49.6 million pretax ($31.3 million after tax, or $.11 per share). For comparability, excluding the impact of this assessment, net income, earnings per share and diluted earnings per share would have been $474 million, $1.59 and $1.56, respectively.

                                                                                DECEMBER 31,
                                         -------------------------------------------------------------------------------------------
                                           1999(1)             1998(2)              1997               1996(3)              1995
                                         ----------          ----------          ----------          ----------          ----------
FINANCIAL CONDITION AT                                 (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
PERIOD END:
Securities ....................          $   12,817          $   11,306          $   10,531          $   10,146          $    7,476
Loans and leases ..............              24,964              22,357              21,899              20,208              18,423
Assets ........................              41,589              37,092              35,180              33,135              28,302
Deposits ......................              26,083              24,496              24,290              23,306              20,826
Short-term borrowings .........               8,373               4,515               4,391               4,263               2,474
Long-term debt and
   convertible subordinated
   notes ......................               1,977               3,236               2,305               1,795               1,782
Shareholders' equity ..........               4,077               3,795               3,359               3,135               2,659
RATIOS:
PROFITABILITY RATIOS:
Return on average assets ......                1.89%               1.78%               1.57%               1.52%               1.47%
Return on average
shareholders' .................                19.0%               18.2%               17.2%               16.3%               15.9%
  equity
Net interest margin ...........                3.99%               3.93%               3.86%               3.83%               3.76%
Overhead ratio(4) .............                44.1%               45.3%               46.8%               48.3%               50.1%
Other operating income to
 total income(5) ..............                38.4%               36.8%               33.1%               30.9%               30.5%
Dividend Payout ...............                36.5%               33.8%               32.5%               31.3%               32.3%
CAPITAL RATIOS:
Average shareholders'
   equity to average assets ...                9.95%               9.80%               9.16%               9.28%               9.24%
Tier 1 risk-adjusted capital ..               15.44%              12.47%              11.28%              11.84%              11.75%
Total risk-adjusted capital ...               17.94%              14.44%              13.44%              14.31%              14.67%
Tier 1 leverage ...............               10.11%              10.09%               9.15%               8.84%               9.28%
RATIO OF EARNINGS TO
FIXED CHARGES:(6)
Including deposit interest ....                1.84x               1.73x               1.61x               1.59x               1.55x
Excluding deposit interest ....                3.34x               3.34x               3.12x               2.49x               2.37x
CREDIT QUALITY RATIOS:
Reserve for credit losses to
  nonperforming assets ........              474.06%             364.44%             265.41%             228.08%             206.69%
Reserve for credit losses to
loans and leases outstanding ..                1.47%               1.48%               1.43%               1.41%               1.47%
Net charge-offs to average
loans and leases outstanding ..                 .36%                .47%                .43%                .40%                .23%
Nonperforming assets to
loans, leases and other real
estate owned ..................                 .31%                .41%                .54%                .62%                .71%

-----------------------------------
(1) Provision for credit losses and operating expenses for 1999 exclude $26.3 million and $82.1 million of merger-related charges ($83.8 million after tax, or $.27 per share). For comparability, including the impact of these merger-related charges, return on average assets, return on average equity and the overhead ratio were 1.68%, 16.9% and 47.6%, respectively.
(2) Provision for credit losses and operating expenses for 1998 exclude $16.7 million and $121.3 million of merger-related charges ($98.7 million after tax, or $.32 per share). For comparability, including the impact of these merger-related charges, return on average assets, return on average equity and the overhead ratio were 1.51%, 15.4% and 51.1%, respectively.
(3) Operating expenses for 1996 exclude the impact of the special Savings Association Insurance Fund assessment of $49.6 million pretax ($31.3 million after tax, or $.11 per share). Including the impact of this assessment, return on average assets, return on average equity and the overhead ratio were 1.42%, 15.3% and 51.4%, respectively.
(4) Operating expenses divided by the sum of taxable-equivalent net interest income and other operating income.
(5) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.
(6) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

                                 USE OF PROCEEDS

         Fifth Third will not receive any proceeds from the sale of the common stock by the selling shareholders. See "Selling Shareholders."


                              SELLING SHAREHOLDERS

         The shares of common stock offered hereby were issued to the selling shareholders pursuant to the Agreement and Plan of Merger dated as of September 17, 1997 by and among Fifth Third, Fifth Third A Corp, an Indiana corporation and wholly-owned subsidiary of Fifth Third, and Heartland Capital Management, Inc., an Indiana corporation, and the selling shareholders. Pursuant to the merger agreement, Fifth Third A Corp merged with and into Heartland on November 24, 1997.

         In the merger, Heartland stockholders received an aggregate of 234,004 shares of Fifth Third Common Stock. On March 17, 1998, Fifth Third declared a three-for-two stock split to be effected in the form of a stock dividend distributed on April 15, 1998. Accordingly, Fifth Third registered 351,004 shares of common stock on a registration statement (file no. 333-42379), which was declared effective by the SEC on April 7, 1998. On December 30, 1998, Barry Ebert transferred 72,000 shares of common stock that he received in the merger to Barry Ebert, Trustee, and Anita Ebert, Trustee, under Agreement dated December 15, 1998 by B. Ebert Charitable Remainder Unit Trust, an Indiana trust. On February 11, 1999, the Trust sold 5,000 shares of common stock and on February 23, 1999, the Trust sold another 30,000 shares. Pursuant to the merger agreement, the selling shareholders also received two additional grants of 36,804 and 56,858 shares of common stock on February 12, 1999 and February 4, 2000, respectively. These shares were registered on registration statements nos. 333-80919 and 333- _______, which were declared effective by the SEC on July 26, 1999 and _____________, 2000, respectively. Additionally, on July 22, 1999, the Trust sold its final 37,000 shares of common stock. Therefore, only 372,666 of the original 444,667 shares registered on registration statements nos. 333-42379, 333-80919 and 333-______ remain.

         This prospectus relates to all of the remaining 372,666 shares registered on all three of these registration statements, as permitted by Rule 429 promulgated under the Securities Act.

         Fifth Third has agreed to file with the SEC a registration statement under the Securities Act and maintain its effectiveness until the earlier of (1) one year after the issuance of the shares to the selling shareholders, or (2) the first date as of which all shares of common stock offered hereby have been sold pursuant to the registration statement or otherwise cease to be registrable shares. Under the terms of the merger agreement, Fifth Third has agreed to pay all expenses incurred in connection with the registration of the shares of common stock being sold by the selling shareholders; provided, however, that Fifth Third will not pay any selling commissions, discounts, underwriting or advisory fees, brokers' fees or fees of similar securities industry professionals relating to the sale of the shares of common stock offered hereby. Fifth Third has agreed to indemnify the selling shareholders and any underwriters against certain liabilities, including liabilities under the Securities Act.

         The following table sets forth certain information with respect to the selling shareholders and the number of shares of common stock which may be sold pursuant to this document. Prior to the effective time of the merger, no selling shareholder held any positions or offices or had any other material relationships with Fifth Third, or any of its predecessors or affiliates, during the past three years.


                                                                           Number of shares of common stock
                                Number of shares of common stock           and percentage assuming the sale of
Name and address of             which may be sold pursuant to this         all shares offered pursuant to this
Selling Shareholder             prospectus (1)                             prospectus
-------------------             ----------------------------------         -----------------------------------
Barry F. Ebert                              173,457                                         0%
R.R. #2
Box 195
Monrovia, Indiana 46157

Robert D. Markley                           163,637                                         0%
12939 Brighton Avenue
Carmel, Indiana 46032

Thomas F. Maurath                            35,572                                         0%
11670 Fall Creek Road
Indianapolis, Indiana
46256

---------------
(1) The Commission has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or right to acquire beneficial ownership of a security within 60 days. The number of shares indicated are owned with sole voting and investment power unless otherwise noted.


                          DESCRIPTION OF CAPITAL STOCK

         Fifth Third is currently authorized to issue 500,000,000 shares of Fifth Third common stock, no par value, and 500,000 shares of preferred stock, no par value. At the March 21, 2000 Annual Meeting, Fifth Third's shareholders approved a proposal to increase the number of authorized shares of common stock to 650,000,000. As of February 29, 2000, Fifth Third had outstanding 309,380,174 shares of Fifth Third common stock and no shares of Fifth Third preferred stock. The following summary description of the capital stock of Fifth Third does not purport to be complete and is qualified in its entirety by reference to Fifth Third's articles of incorporation and code of regulations.

COMMON STOCK

         VOTING RIGHTS. Under Fifth Third's articles of incorporation, as amended, the holders of common stock have no preemptive rights and the common stock has no redemption, sinking fund, or conversion privileges. The holders of Fifth Third common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Fifth Third's code of regulations provides for the division of its board of directors into three classes of approximately equal size. Directors are elected for three-year terms and the terms of office of approximately one-third of the classified board of directors expire each year. This classification of the board of Fifth Third may make it more difficult for a shareholder to acquire immediate control of Fifth Third and remove management by means of a hostile takeover. Since the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

             Fifth Third's articles of incorporation contain another potential anti-takeover device. As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third preferred stock, and its board of directors may designate various characteristics and rights of Fifth Third preferred stock, including conversion rights. Accordingly, as an anti-takeover measure, Fifth Third's board of directors may authorize the conversion of shares of Fifth Third preferred stock into any number of shares of Fifth Third common stock and thus dilute the outstanding shares of Fifth Third common stock.

         The holders of Fifth Third common stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation's articles of incorporation are amended to provide that no shareholder of the corporation may cumulate his or her voting power, each shareholder has the right to vote cumulatively in the election of directors of the corporation if (1) written notice is given by any shareholder of the corporation to the president, a vice president or the secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that the shareholder desires that voting for the election of directors be cumulative, and
(2) announcement of the giving of this notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving the notice. In this event, each shareholder will be entitled to cumulate the voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute these votes on the same principle among two or more candidates, as each shareholder sees fit. The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the board of directors.

         DIVIDENDS. Holders of Fifth Third Common Stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available for the payment of dividends. Fifth Third has, in the past, declared and paid dividends on a quarterly basis, and intends to continue to do so in the immediate future in such amounts as its board of directors shall determine.

         Most of the revenues of Fifth Third available for payment of dividends derive from amounts paid to it by its subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the Federal Deposit Insurance Corporation, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years. Under the law applicable to federally chartered savings associations, the amount of dividends which a savings association may make without the approval of the Office of Thrift Supervision depends upon the amount of capital possessed by the savings association. Savings associations which have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend that is equal to or greater than the amount of their fully phased-in capital requirements, are generally authorized to pay dividends during a calendar year up to the greater of 100% of their net income during the calendar year plus the amount that would reduce by one-half their surplus capital or 75% of net income during the most recent four quarters (minus dividends previously paid over that period).

         The affiliates of Fifth Third include both state and nationally chartered banks and savings banks. Under the applicable regulatory limitations, during the year 1999, the affiliates of Fifth Third could declare aggregate dividends limited to their 1999 eligible net profits, as defined, and their retained 1998 and 1997 net income, without the approval of their respective regulators. The principal regulators of these affiliates have the statutory authority to prohibit a depository institution under their supervision from paying dividends. No affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

         If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends which Fifth Third and its affiliates may pay in the future.

         RIGHTS UPON LIQUIDATION. In the event of any liquidation, dissolution or winding up of Fifth Third, the holders of Fifth Third common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Fifth Third (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Fifth Third available for distribution. If Fifth Third preferred stock is issued, the holders of Fifth Third preferred stock may have priority over the holders of Fifth Third common stock in the event of liquidation or dissolution.

PREFERRED STOCK

         Pursuant to Fifth Third's articles of incorporation the Fifth Third board of directors may, without further action of Fifth Third's shareholders,
(a) divide into one or more new series the authorized shares of Fifth Third preferred stock which have not previously been designated, (b) fix the number of shares constituting any such new series, and (c) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third preferred stock shall not be entitled to vote on any matter.

CHANGE OF CONTROL PROVISIONS

         The articles of incorporation and code of regulations of Fifth Third contain various provisions which could make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third common stock may have the effect of delaying, deferring or preventing a change in control of Fifth Third. Additionally, Fifth Third's classified board of directors may make it more difficult for a shareholder to acquire immediate control of Fifth Third.

         Chapter 1704 of the Ohio Revised Code prohibits an "issuing public corporation" from engaging in a "Chapter 1704 Transaction" with an "interested shareholder" for a period of three years following the date on which the person became an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the Chapter 1704 Transaction or the acquisition of shares pursuant to which such person became an interested shareholder. Fifth Third is an "issuing public corporation" for purposes of this statute. An "interested shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors.

         A Chapter 1704 Transaction includes any merger, consolidation, combination or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (a) increase the proportionate share ownership of an interested shareholder, (b) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs, or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder, or (c) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder. After the initial three-year moratorium has expired, an issuing public corporation may engage in a Chapter 1704 Transaction if (a) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation,
(b) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of shares representing at least a majority of voting shares which are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or (c) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

         Ohio law prevents a person, under certain circumstances, from purchasing large amounts of shares of stock of a corporation without shareholder approval. Under Section 1701.831 of the Ohio Revised Code, unless the articles or regulations otherwise provide, any "control share acquisition" of an issuing public corporation can only be made with the prior approval of the corporation's shareholders. A control share acquisition is defined as any acquisition, directly or indirectly (by tender offer, open market purchase, private transaction or otherwise) of shares of a corporation which, when added to all other shares of that corporation owned by the acquiring person, would entitle that person to exercise specified levels of voting power when electing directors. Specifically, unless the provisions of Section 1701.831 have been satisfied, a person may not purchase additional shares of a corporation if that purchase would result in such person holding more than 20%, 33 1/3% or 50% of the voting power. These percentages reflect the Ohio legislature's view that each such acquisition of shares which results in a person's voting power exceeding these levels involves an increase in the ability of a person to control a corporation. These levels of voting power are considered so great that the transaction involved should be considered and approved or rejected by the shareholders.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Fifth Third Bank, Cincinnati, Ohio.

                              PLAN OF DISTRIBUTION

         The selling shareholders named in this document and other persons described below may offer these shares for sale. Additional persons may be named or described in one or more amendments or supplements to this document. Offers and sales of these shares may be subject to certain delay periods described below. Under the merger agreement, Fifth Third is required to maintain the effectiveness of the registration statement to which this document relates until the earlier of (1) one year after the issuance of the shares to the selling shareholders, or (2) the first date as of which all registrable shares have been sold pursuant to the registration statement or otherwise cease to be registrable shares.

         Under the terms of the merger agreement, Fifth Third may in its sole discretion, based on any valid business purpose, suspend the use of the registration statement for reasonable periods of time; provided that the aggregate number of days included in all of these delay periods during any consecutive twelve months shall not exceed 120 days. Fifth Third shall provide written notice to each selling shareholder at the beginning and end of each delay period.

         Subject in all cases to the restrictions in the merger agreement described above, any distribution hereunder of the common stock by the selling shareholders may be effected from time to time in one or more of the following transactions: (1) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (2) to underwriters who will acquire shares of common stock for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time), (3) directly or through brokers or agents in private sales at negotiated prices, (4) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, (5) to or through trusts created by the selling shareholders, or (6) by any other legally available means. Also, offers to purchase the common stock may be solicited by agents designated by the selling shareholders from time to time. Underwriters or other agents participating in an offering made pursuant to this document (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

         In connection with distributions of the shares of common stock offered hereby or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock offered hereby in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell short and redeliver the shares to close out such short portions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered hereby, which shares such broker-dealer or other financial institution, may resell pursuant to this document (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge the shares of common stock offered hereby to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged common stock pursuant to this document (as supplemented or amended to reflect such transaction).

         UNDERWRITERS. Certain costs, expenses and fees in connection with the registration of the shares of common stock offered hereby, including certain costs of legal counsel for the selling shareholders, will be borne by Fifth Third. Commissions, discounts and transfer taxes, if any, attributable to the sales of the shares of common stock offered hereby will be borne by the selling shareholders. The selling shareholders have agreed to indemnify Fifth Third, each of its directors and officers, and each person, if any, who controls Fifth Third within the meaning of the Securities Act, against certain liabilities in connection with the offering of the shares of common stock offered hereby pursuant to this document, including liabilities arising under the Securities Act. In addition, Fifth Third has agreed to indemnify the selling shareholders against certain liabilities in connection with the offering of the shares of common stock pursuant to this document, including liabilities arising under the Securities Act.

         Brokers, dealers and other persons who sell these shares may be deemed to be "underwriters" for purposes of the Securities Act of 1933. However, no one has conceded that they will be acting as an "underwriter" in selling these shares.

         This document may be amended and supplemented from time to time to describe a specific plan of distribution. In addition, any securities covered by this document which qualify for sale pursuant to Rule 145 may be sold under Rule 145 rather than pursuant to this document.

                                  LEGAL MATTERS

         Counsel employed by Fifth Third has rendered his opinion that the shares of common stock offered hereby are validly authorized and legally issued.

                                     EXPERTS

         The consolidated financial statements incorporated in this document by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Fifth Third files annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third's reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC's website located at http://www.sec.gov.

         Fifth Third has filed a registration statement to register with the SEC the shares of common stock offered hereby. This document is part of that registration statement and constitutes a prospectus of Fifth Third.

         Fifth Third's common stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "FITB.". Documents filed by Fifth Third with the SEC also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         As allowed by SEC rules, this document does not contain all the information that shareholders can find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.

         The SEC allows Fifth Third to "incorporate by reference" information into this document, which means that they can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document.

         This document incorporates by reference the documents set forth below:

o Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1999; and

o        Fifth Third's Proxy Statement dated February 9, 2000.

         Additional documents that Fifth Third may file with the SEC between the date of this Document and the date of the sale of the shares of common stock offered hereby are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10- K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Copies of any of the documents incorporated by reference (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request from Paul L. Reynolds, Executive Vice President and Assistant Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number: (513) 579-5300).

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO MAKE YOUR DETERMINATION ON WHETHER OR NOT TO MAKE AN INVESTMENT IN THE SHARES OF FIFTH THIRD COMMON STOCK OFFERED HEREBY. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED ___________, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE DELIVERY OF THIS DOCUMENT TO NOR THE SALE OF FIFTH THIRD COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemized statement of the fees and expenses (all but the SEC fees are estimates) in connection with the issuance and distribution of the shares of common stock being registered hereunder. All such fees and expenses shall be borne by Fifth Third except for underwriting discounts and commissions and transfer taxes, if any, with respect to any shares being sold by the selling shareholders.

         Commission Registration Fees......................................   $   944.31
         Nasdaq National Market Listing Fee................................          -0-
         Blue Sky fees and expenses........................................          -0-
         Printing and engraving expenses...................................       500.00
         Transfer agent and registrar fee and expenses.....................          -0-
         Attorneys fees and expenses.......................................     5,000.00
         Accounting fees and expenses......................................     4,500.00
         Miscellaneous.....................................................       516.00
                                                                              ----------

              Total........................................................   $11,460.31
                                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

         The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

         In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

         The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

         Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Document                                                                                Exhibit
--------                                                                                -------
Opinion of Counsel employed by Fifth Third Bancorp                                          5.1

Consent of Counsel employed by Fifth Third Bancorp                                         23.1
(included in Exhibit 5.1)

Consent of Deloitte & Touche LLP                                                           23.2

A power of attorney where various individuals authorize                                    24.1
the signing of their names to any and all amendments to
this Registration Statement and other documents submitted
in connection herewith is contained on the first page of
the signature pages following Part II of this Registration
Statement

ITEM 17. UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Fifth Third pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on April 14, 2000.

                                       FIFTH THIRD BANCORP


                                       /s/ GEORGE A. SCHAEFER, JR.
                                       ---------------------------
                                       By: George A. Schaefer, Jr.
                                           President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ GEORGE A. SCHAEFER, JR                                  Date: April 14, 2000
-------------------------------------
George A. Schaefer, Jr.
President and Chief Executive Officer

Principal Financial Officer:

/s/ NEAL E. ARNOLD                                          Date: April 14, 2000
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Neal E. Arnold
Chief Financial Officer, Executive
Vice President and Treasurer

Principal Accounting Officer:

/s/ ROGER W. DEAN                                           Date: April 14, 2000
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Roger W. Dean
Controller

Directors of the Company:


/s/ DARRYL F. ALLEN                                         Date: April 14, 2000
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Darryl F. Allen


                                                            Date:
-------------------------------------
John F. Barrett


/s/ GERALD V. DIRVIN                                        Date: April 14, 2000
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Gerald V. Dirvin


/s/ THOMAS B. DONNELL                                       Date: April 14, 2000
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Thomas B. Donnell


                                                            Date:
-------------------------------------
Richard T. Farmer


/s/ JOSEPH H. HEAD, JR.                                     Date: April 14, 2000
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Joseph H. Head, Jr.


/s/ JOAN R. HERSCHEDE                                       Date: April 14, 2000
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Joan R. Herschede


/s/ ALLEN M. HILL                                           Date: April 14, 2000
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Allen M. Hill


                                                            Date:
-------------------------------------
William G. Kagler


/s/ JAMES D. KIGGEN                                         Date: April 14, 2000
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James D. Kiggen


/s/ JERRY L. KIRBY                                          Date: April 14, 2000
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Jerry L. Kirby

/s/ ROBERT L. KOCH, II                                      Date: April 14, 2000
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Robert L. Koch, II


/s/ MITCHEL D. LIVINGSTON                                   Date: April 14, 2000
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Mitchel D. Livingston, Ph.D.


/s/ ROBERT B. MORGAN                                        Date: April 14, 2000
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Robert B. Morgan


/s/ DAVID E. REESE                                          Date: April 14, 2000
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David E. Reese


/s/ JAMES E. ROGERS                                         Date: April 14, 2000
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James E. Rogers


/s/ BRIAN H. ROWE                                           Date: April 14, 2000
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Brian H. Rowe


/s/ GEORGE A. SCHAEFER, JR.                                 Date: April 14, 2000
-------------------------------------
George A. Schaefer, Jr.


/s/ JOHN J. SCHIFF, JR.                                     Date: April 14, 2000
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John J. Schiff, Jr.


/s/ DONALD B. SHACKELFORD                                   Date: April 14, 2000
-------------------------------------
Donald B. Shackelford


/s/ DENNIS J. SULLIVAN, JR.                                 Date: April 14, 2000
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Dennis J. Sullivan, Jr.


/s/ DUDLEY S. TAFT                                          Date: April 14, 2000
-------------------------------------
Dudley S. Taft


/s/ THOMAS W. TRAYLOR                                       Date: April 14, 2000
-------------------------------------
Thomas W. Traylor

/s/ ALTON C. WENDZEL                                        Date: April 14, 2000
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Alton C. Wendzel